Exhibit 99.1

JACKSONVILLE BANCORP ANNOUNCES
2015 SECOND QUARTER EARNINGS

JACKSONVILLE, FLA., August 10, 2015/ -- Jacksonville Bancorp, Inc. (the “Company”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (the “Bank”), announced today net income for the three months ended June 30, 2015 of $3.1 million compared to net income of $507 thousand for the three months ended June 30, 2014.  For the six months ended June 30, 2015, the Company recorded net income of $4.0 million, compared to $533 thousand for the same period in the prior year.  Book value and tangible book value per common share as of June 30, 2015 were $7.09 and $7.01, respectively.

Balance Sheet Overview

Total assets were $501.9 million as of June 30, 2015, compared to $494.6 million as of June 30, 2014.  The increase in total assets was due to an increase in net loans of $18.9 million.  This amount was offset by decreases in securities available-for-sale of $8.9 million and bank-owned life insurance of $1.1 million.

Total assets increased $13.3 million, or 2.72%, from $488.6 million as of December 31, 2014 to $501.9 million as of June 30, 2015.  The increase was driven by an increase in net loans of $12.6 million and cash and cash equivalents of $5.2 million.  These amounts were offset by a decrease in securities available-for-sale of $4.4 million.

Total deposits were $426.2 million as of June 30, 2015, an increase of $5.3 million compared to total deposits of $420.9 million as of June 30, 2014.  The increase in total deposits when compared to June 30, 2014 was driven primarily by:

•	Non-interest bearing deposits increased $12.3 million, or 11.8%. This represents 27.2% of total deposits as of June 30, 2015;
•	Money market, NOW and savings deposits increased $3.3 million, or 1.8%, due to natural fluctuations in account balances; and
•	The time deposit portfolio decreased $10.3 million, or 7.8%, driven primarily by a $5.9 million reduction in brokered CDs. The remaining variance was due to a net decrease in local CDs.

Total deposits increased by $10.4 million, or 2.5%, during the six months ended June 30, 2015, from $415.8 million as of December 31, 2014 to $426.2 million as of June 30, 2015.  The increase was driven primarily by:

•	Money market, NOW and savings deposits increased $12.4 million, or 7.1%, to $187.1 million at June 30, 2015; and
•	Non-interest bearing deposits increased $8.2 million, or 7.6%, to $116.0 million at June 30, 2015.
•	These amounts were offset by a decrease in time deposits of $10.2 million, or 7.6%, to $123.0 million at June 30, 2015.

Total shareholders’ equity increased $4.0 million to $41.1 million as of June 30, 2015 compared to $37.1 million as of December 31, 2014.  This increase was attributable to net income during the six months ended June 30, 2015 of $4.0 million.

Asset Quality

As of June 30, 2015, nonperforming assets decreased to $9.9 million, or 1.98% of total assets, compared to $22.7 million, or 4.60% of total assets, as of June 30, 2014.

The following table presents information concerning nonperforming assets as of the last five quarters:

(Dollars in thousands)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Nonperforming Assets
Total nonperforming loans(1)	$5,877	$8,975	$9,182	$14,130	$18,732
Other real estate owned, net	4,047	4,007	4,061	4,606	4,000
Total nonperforming assets	$9,924	$12,982	$13,243	$18,736	$22,732
Allowance for loan losses	$(12,861)	$(14,371)	$(14,377)	$(15,170)	$(14,616)
Allowance for loan losses as a percentage of NPL's	218.84%	160.12%	156.58%	107.36%	78.03%
Nonperforming loans as a percentage of gross loans	1.52%	2.40%	2.45%	3.92%	5.08%
Total nonperforming assets as a percentage of total assets	1.98%	2.64%	2.71%	3.67%	4.60%
Total past due loans	$3,037	$7,191	$14,488	$8,342	$13,835
Loans past due 30-89 days, still accruing interest	$985	$946	$6,756	$637	$1,294

(1)	Total nonperforming loans (“NPL’s”) include loans on nonaccrual and loans past due over 90 days still on accrual.

As of June 30, 2015, nonperforming loans decreased $12.8 million when compared to June 30, 2014 and $3.3 million when compared to December 31, 2014.  Total loans past due 30-89 days, still accruing interest, were $985 thousand as of June 30, 2015 compared to $6.8 million as of December 31, 2014.  This decrease was primarily due to one large commercial real estate loan that was between 30-59 days past due as of December 31, 2014, which became current at the beginning of 2015, as well as continued general improvement in asset quality during the six months ended June 30, 2015.

The allowance for loan losses was 3.33% of total loans as of June 30, 2015, compared to 3.97% as of June 30, 2014.  The allowance for loan losses decreased by $1.5 million during the six months ended June 30, 2015, amounting to $12.9 million as of June 30, 2015 as compared to $14.4 million as of December 31, 2014.  The decrease in the allowance for loan losses as of June 30, 2015 compared to December 31, 2014 is in direct correlation with the Company’s efforts to reduce problem assets.  As a result of these efforts, as well as recent indicators of stabilization in the local real estate markets and continued general improvement in asset quality, the Company reversed $2.0 million of loan provision expense in the second quarter of 2015.

“We’re pleased with the improvement in all aspects of our credit quality which is a direct result of the clear execution of the aggressive asset improvement strategy implemented,” stated Kendall L. Spencer, President and CEO of the Company.

Operating Results

Total interest income decreased $327 thousand to $5.2 million for the three months ended June 30, 2015 compared to the same period in 2014.  The decrease was primarily driven by a decrease in average earning assets; in particular, average investment securities decreased by $6.3 million when compared to the same period in the prior year.  During the three months ended June 30, 2015, average loans increased $3.0 million; however, this positive increase was offset by a decrease in the average yield on loans to 5.12% for the three-month period compared to 5.46% during the same period in the prior year.  The decrease in the average yield was largely impacted by a reduction in the accretion recognized on acquired loans of approximately $404 thousand.

Total interest income decreased $371 thousand for the six months ended June 30, 2015 when compared to the same period in 2014.  This decrease was primarily driven by a decrease in the average yield on loans to 5.10% for the six months ended June 30, 2015 compared to 5.25% for the six months ended June 30, 2014. The decrease in the loan yield was driven primarily by a decrease in accretion recognized on acquired loans of $371 thousand for the six months ended June 30, 2015 when compared to the same period in the prior year.

Interest expense decreased by $99 thousand and $209 thousand for the three and six months ended June 30, 2015, respectively, when compared to the same periods in the prior year.  The average cost of interest-bearing liabilities decreased to 0.87% and 0.88% for the three and six months ended June 30, 2015, respectively, compared to 0.93% and 0.94% for the three and six months ended June 30, 2014, respectively.  The overall decrease in the average cost of interest-bearing deposits reflects an ongoing reduction in interest rates paid on deposits as a result of the re-pricing activities in the current low interest rate environment.

The net interest margin decreased by 12 basis points to 3.83% from 3.95% when comparing the three months ended June 30, 2015 to the same period in the prior year.  When comparing the first six months of 2015 to the same period in the prior year, the net interest margin increased slightly to 3.81% from 3.78%.  In addition to the factors discussed above, the Bank’s net interest margin continues to benefit from the reduction in nonperforming loans.

As discussed above, the analysis performed to determine the appropriate reserves required for anticipated future losses required a reduction to the reserves of $2.0 million which was recorded as a credit to provision expense during the three and six month periods ended June 30, 2015 compared to a $287 thousand expense recorded for the same periods in the prior year.  The Company recorded recoveries of net charge-offs of $495 thousand for the six months ended June 30, 2015, compared to net charge-offs of $1.4 million for the six months ended June 30, 2014.  The Company’s overall asset quality, as well as the economy in the markets served, is moving in a positive direction and management will continue to monitor these metrics until such time as the trends are considered to be sustainable as it evaluates the appropriateness of reserve balances.

Noninterest income was $372 thousand and $745 thousand for the three and six months ended June 30, 2015, respectively, compared to $379 thousand and $756 thousand for the three and six months ended June 30, 2014, respectively.

Noninterest expense decreased to $3.7 million for the three months ended June 30, 2015, compared to $4.3 million for the same period in 2014.  This decrease was mainly due to a reduction in salaries and employee benefits of $608 thousand, which was the result of a reduction in workforce that occurred during the second and fourth quarters of 2014. Offsetting the reduction in salaries and benefits was a $75 thousand write-down to assets classified as held-for-sale during the second quarter of 2015 as a result of the determination that the asset’s fair value was less than the carrying value.

Noninterest expense decreased to $7.5 million for the six months ended June 30, 2015, compared to $8.9 million for the same period in 2014.  This decrease was primarily driven by the reduction in workforce that resulted in a decrease in salaries and employee benefits of $1.2 million as well as a decrease in occupancy and equipment expense to $1.1 million from $1.3 million as a result of additional maintenance and repair expenses related to a Bank branch relocation during the second quarter of 2014. Additionally, there was a decrease in loan related expenses of $187 thousand as a result of the Company’s continued execution of its ongoing strategy to reduce problem loans. Offsetting these positive reductions were additional other real estate owned expenses increasing to $160 thousand during the six months ended June 30, 2015 from $110 thousand in the same period in 2014 as a result of several write-downs taken during the six-month period ended June 30, 2015 in the aggregate amount of $91 thousand compared to $36 thousand in the same period last year as well as the $75 thousand write-down to an asset classified as held-for-sale as discussed above.

Income tax expense increased to $32 thousand and $46 thousand for the three and six months ended June 30, 2015, respectively, compared to none in the same period of the prior year.  This was the result of Alternative Minimum Taxes.  The Company recorded a full valuation allowance against its deferred taxes as of December 31, 2011.  Based on an analysis performed as of June 30, 2015, it was determined that the need for a full valuation allowance still existed.

On a per common share basis, the Company had net income available to common shareholders of $0.54 and $0.69 for the three and six months ended June 30, 2015, respectively, compared $0.09 and $0.09 for the same periods in the prior year.

“The positive performance we’re experiencing today in all of our core fundamental areas is the result of our ongoing  commitment to credit quality improvement objectives, asset growth and balance sheet restructuring efforts, as well as the re-engineering strategies we have undertaken to operate our Company in the most efficient manner possible,” stated Mr. Spencer.  “We remain committed to the community bank model and our core business strategy as we move forward,” Mr. Spencer went on to say.

The Company

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $501.9 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida, as well as our virtual branch.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in the greater Jacksonville area of Northeast Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company’s markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.

(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Consolidated Earnings Summary
Total interest income	$5,206	$5,074	$5,226	$5,251	$5,533
Total interest expense	733	742	785	790	832
Net interest income	4,473	4,332	4,441	4,461	4,701
Provision for loan losses	(2,011)	-	-	-	287

Net interest income after provision for loan losses	6,484	4,332	4,441	4,461	4,414
Total noninterest income	372	373	379	867	379
Total noninterest expense	3,715	3,777	4,252	4,500	4,286
Income before income tax	3,141	928	568	828	507
Income tax (expense) benefit	32	14	(20)	20	-
Net income	$3,109	$914	$588	$808	$507

	For the Three Months Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Summary Average Consolidated Balance Sheet
Loans, gross	$377,603	$373,264	$371,428	$363,232	$374,591
Securities	75,153	76,867	81,849	82,693	81,483
Other earning assets	15,625	13,560	21,830	27,553	21,848
Total earning assets	468,381	463,691	475,107	473,478	477,922
Other assets	24,495	23,848	25,465	26,092	19,682
Total assets	$492,876	$487,539	$500,572	$499,570	$497,604

Interest-bearing liabilities	$337,523	$340,125	$348,288	$355,148	$357,817
Other liabilities	116,695	109,895	115,666	108,628	105,100
Shareholders' equity	38,658	37,519	36,618	35,794	34,687
Total liabilities and shareholders' equity	$492,876	$487,539	$500,572	$499,570	$497,604

	For the Three Months Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Per Share Data
Basic earnings per common share	$0.54	$0.16	$0.10	$0.14	$0.09
Diluted earnings per common share	$0.54	$0.16	$0.10	$0.14	$0.09
Basic weighted average common shares outstanding	5,796,260	5,795,471	5,795,121	5,795,121	5,795,095
Diluted weighted average common shares outstanding	5,807,921	5,800,429	5,807,599	5,797,102	5,795,639
Total shares outstanding at end of period	5,796,282	5,796,246	5,795,121	5,795,121	5,795,095
Closing market price per share	$11.73	$11.00	$12.28	$10.79	$10.50

JACKSONVILLE BANCORP, INC.

(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Selected ratios
Return on average assets	2.53%	0.76%	0.47%	0.64%	0.41%
Return on average equity	32.26%	9.88%	6.37%	8.96%	5.86%
Average equity to average assets	7.84%	7.70%	7.32%	7.16%	6.97%
Tangible common equity to tangible assets	8.10%	7.70%	7.49%	6.99%	7.05%
Interest rate spread	3.59%	3.56%	3.46%	3.52%	3.71%
Net interest margin	3.83%	3.79%	3.71%	3.74%	3.95%
Allowance for loan losses as a percentage of total loans	3.33%	3.85%	3.84%	4.20%	3.97%
Allowance for loan losses as a percentage of NPL's	218.84%	160.12%	156.58%	107.36%	78.03%
Ratio of net charge-offs as a percentage of average loans	(0.53)%	0.01%	0.85%	(0.61)%	0.83%
Efficiency ratio	76.68%	80.28%	88.22%	84.46%	84.37%

	As of
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Summary Consolidated Balance Sheet
Cash and cash equivalents	$29,555	$33,088	$24,372	$54,244	$30,130
Securities	73,235	73,306	77,633	82,425	82,168
Loans, gross	385,699	373,196	374,656	360,662	368,560
Allowance for loan losses	(12,861)	(14,371)	(14,377)	(15,170)	(14,616)
Loans, net	372,838	358,825	360,279	345,492	353,944
Other intangible assets, net	455	512	570	634	706
All other assets	25,773	25,350	25,730	27,689	27,691
Total assets	$501,856	$491,081	$488,584	$510,484	$494,639

Deposit accounts	$426,188	$423,132	$415,756	$438,365	$420,870
All other liabilities	34,597	29,643	35,716	35,825	38,249
Shareholders' equity	41,071	38,306	37,112	36,294	35,520
Total liabilities and shareholders' equity	$501,856	$491,081	$488,584	$510,484	$494,399

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Six Months Ended
	June 30, 2015	June 30, 2014
Consolidated Earnings Summary
Total interest income	$10,280	$10,651
Total interest expense	1,475	1,684
Net interest income	8,805	8,967
Provision for loan losses	(2,011)	287
Net interest income after provision for loan losses	10,816	8,680
Total noninterest income	745	756
Total noninterest expense	7,492	8,903
Income before income tax	4,069	533
Income tax expense	46	-
Net income	$4,023	$533

	For the Six Months Ended
	June 30, 2015	June 30, 2014
Summary Average Consolidated Balance Sheet
Loans, gross	$375,446	$375,169
Securities	76,005	83,234
Other earning assets	14,598	19,719
Total earning assets	466,049	478,122
Other assets	24,173	18,675
Total assets	$490,222	$496,797

Interest-bearing liabilities	$338,816	$360,167
Other liabilities	113,314	102,180
Shareholders' equity	38,092	34,450
Total liabilities and shareholders' equity	$490,222	$496,797

	For the Six Months Ended
	June 30, 2015	June 30, 2014
Per Share Data
Basic earnings per common share	$0.69	$0.09
Diluted earnings per common share	$0.69	$0.09
Basic weighted average common shares outstanding	5,795,874	5,795,095
Diluted weighted average common shares outstanding	5,804,334	5,799,018
Total shares outstanding at end of period	5,796,282	5,795,095
Closing market price per share	$11.73	$10.50

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Six Months Ended
	June 30, 2015	June 30, 2014
Selected ratios
Return on average assets	1.65%	0.22%
Return on average equity	21.30%	3.12%
Average equity to average assets	7.77%	6.93%
Tangible common equity to tangible assets	8.10%	7.05%
Interest rate spread	3.57%	3.55%
Net interest margin	3.81%	3.78%
Allowance for loan losses as a percentage of total loans	3.33%	3.97%
Allowance for loan losses as a percentage of NPL's	218.84%	78.03%
Ratio of net charge-offs as a percentage of average loans	(0.26)%	0.77%
Efficiency ratio	78.45%	91.57%

	As of
	June 30, 2015	June 30, 2014
Summary Consolidated Balance Sheet
Cash and cash equivalents	$29,555	$30,130
Securities	73,235	82,168
Loans, gross	385,699	368,560
Allowance for loan losses	(12,861)	(14,616)
Loans, net	372,838	353,944
Other intangible assets, net	455	706
All other assets	25,773	27,691
Total assets	$501,856	$494,639

Deposit accounts	$426,188	$420,870
All other liabilities	34,597	38,249
Shareholders' equity	41,071	35,520
Total liabilities and shareholders' equity	$501,856	$494,639